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                                                                     EX-99.14.a



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Delaware Devon Fund Prospectuses dated December 29, 2000, the Delaware Blue Chip Fund Prospectuses dated January 29, 2001, and the Delaware Tax-Efficient Equity Fund Prospectuses dated June 29, 2000, and to the use of our report dated December 8, 2000, included in the Delaware Devon Fund 2000 Annual Report to shareholders, our report dated June 5, 2000, included in the Delaware Tax-Efficient Equity Fund 2000 Annual Report to shareholders, and our report dated January 5, 2001, included in the Delaware Blue Chip Fund 2000 Annual Report to shareholders, included in or incorporated by reference into this Registration Statement (Form N-14) of Delaware Group Equity Funds I.




Philadelphia, Pennsylvania
April 27, 2001